April 17, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams :

We have read Item 4.01 of Hydrofarm Holding Group Inc.'s Form 8-K dated April 17, 2026, and have the following comments.

1.	We agree with the statements made in the first, second, third and fourth paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota